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                                                                    Exhibit 3(b)
                                                                    ------------
                        Consent of Independent Auditors


The Board of Directors
GE Life and Annuity Assurance Company
  and
Policyholders
GE Life & Annuity Separate Account II:

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the Registration Statement.

Our report on the consolidated financial statements of GE Life and Annuity Assurance Company and subsidiary dated January 15, 2002, contains explanatory paragraphs that state that the Company changed its method of accounting for derivatives in 2001 and for insurance-related assessments in 1999.


/s/ KPMG LLP


Richmond, Virginia
April 18, 2002